EXHIBIT 1.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”) dated this 9th day of January 2015, is entered into by and among Sports Media Entertainment Corp, a Nevada corporation (“EAHC”), Multimedia Platforms, LLC, a Florida Limited Liability Corporation (“MMP”), all the members of MMP (the “Members”), Harrison Holdings LLC and Amalfi Coast Capital (collectively, the “DEBT HOLDERS”).

WHEREAS, EAHC is a publicly held company whose securities are traded on the OTC Markets under the symbol: EAHC;

WHEREAS, EAHC is subject to the filing requirements of the Securities and Exchange Commission (“SEC”);

WHEREAS, EAHC’s business plan is to become a holding company which will seek to acquire media companies as well as providing computer software to end users;

WHEREAS, the management of MMP has significant media and publishing experience;

WHEREAS, EAHC is seeking to acquire all the membership interests of MMP from the Members and in exchange the Members will be issued shares of common stock and Series A Preferred Stock of EAHC;

WHEREAS, EAHC has various promissory notes issued to the DEBT HOLDERS and DEBT HOLDERS agreed to convert such notes into shares of Series B Preferred Stock at closing;

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

ARTICLE I.
INCORPORATION BY REFERENCE AND SUPERSEDER

Section 1.1

Incorporation by Reference.  The foregoing recitals and the Exhibits and Schedules attached hereto are referred to herein as hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

Section 1.2

Superseder. This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties governing the affairs of the Company, shall supersede such instruments or understandings to the fullest extent permitted by Nevada law.

ARTICLE II.
FORGIVENESS OF DEBT AND ISSUANCE OF PREFERRED STOCK

Section 2.1

Forgiveness of Debt. In consideration for the forgiveness of $677,113 of indebtedness (the “Debt”), the DEBT HOLDERS shall be issued four million shares (4,000,000) of EAHC Series B Preferred Stock. The Debt is considered to include all outstanding debts and any and all accrued interests for the promissory notes as outlined in Note E of EAHC’s 10Q filed with the SEC on November 3, 2014 and any subsequent amounts due to the DEBT HOLDERS until closing.

Section 2.2

Indemnification. Each DEBT HOLDER shall indemnify each party to this Agreement from any further claims upon delivery of the stock certificates of the Series B Preferred Stock.

Further LESTER AND ROSS LTD, 2711 CENTERVILLE RD STE 400, WILMINGTON, DE 19808 shall indemnify MMP that the outstanding accounts payable, outlined in Note D of EAHC’s 10Q filed with the SEC on November 3, 2014, is not subject to any demands or claims within the previous one year. And further that in the event that such demands or claims shall arise within two years following the closing of the Agreement that the LESTER AND ROSS LTD shall be liable to compensate MMP for the amount of such claims.

Section 2.3

The holders and respective number of newly issued Series B Preferred Stock are set forth in Exhibit 3.2.

Section 2.4

Series B Preferred Stock. The designations and preferences for the Series B Preferred Stock is attached as Exhibit 3.4.

ARTICLE III.
SHARE EXCHANGE WITH MMP AND
ISSUANCE OF COMMON AND PREFERRED STOCK

Section 3.1

Share Exchange.  In consideration for the issuance of 21,320,832 shares of Common Stock and the issuance of 34,390,199 shares of Series A Preferred Stock to the Members, the Members shall deliver to EAHC all of the outstanding membership interests of MMP. The holders and respective number of newly issued EAHC common stock and Series A Preferred Stock are set forth in Exhibit 3.1. The designations and preferences for the Series A Preferred Stock is attached as Exhibit 3.3.

ARTICLE IV.
DESIGNATION OF PREFERRED STOCK
AND RESIGNATION

Section 4.1

Designation of Preferred Stock.  Prior to and immediately after the closing EAHC shall have authorized two series of preferred stock with voting rights and other provisions outlined in Exhibits 3.3 and 3.4 and filed the Certificate of Designations with the Nevada Secretary of State.

Section 4.2

Resignations & Appointments.  At closing the existing EAHC officer and director shall resign from his positions and new appointments will be made as agreed by MMP.

ARTICLE V.
CLOSING AND DELIVERIES AT CLOSING

Section 5.1

Closing.  The closing shall take place at the offices of EAHC on January 9, 2015 or at such other time or place as agreed by the parties.

Section 5.2

Deliveries.  At closing the following deliveries shall be made:

•

By EAHC:

-

Certificates representing 21, 320,832 shares of common stock and 34,390,199 shares of Series A Preferred Stock to the Members as set forth in Exhibit 3.1.

-

Certificates representing four million (4,000,000) shares of Series B Preferred Stock to DEBT HOLDERS as set forth in Exhibit 3.2.

•

By EAHC officer and director

-

Signed appointments and resignations where appropriate.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

Section 6.1

Representations and Warranties of EAHC. EAHC represents and warrants to MMP and the Members as follows:

(a)

EAHC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation, with full corporate power and authority to own its properties and conduct its business and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which the nature of its business or the character or location of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties or operations of EAHC and its subsidiaries as a whole.

(b)

EAHC has full legal right, power and authority to enter into this Agreement, and to consummate the transactions provided for herein, and this Agreement, when executed by EAHC, will constitute a valid and binding agreement, enforceable in accordance with its terms (except as enforceability thereof may be limited by bankruptcy or other similar laws affecting the rights of creditors generally or by general equitable principles and except as the enforcement of indemnification provisions may be limited by federal or state securities laws).

(c)

EAHC is not in violation of its articles of incorporation or bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which EAHC is a party or by which it may be bound or is not in violation of any law, order, rule, regulation, writ, injunction or decree of any governmental instrumentality or court, domestic or foreign.

(d)

The execution and delivery of this Agreement and the consummation of the transactions contemplated therein will not conflict with, or result in a material breach of any of the terms, conditions or provisions of, or constitute a material default under, or result in the imposition of any material lien, charge or encumbrance upon any of the property or assets of EAHC pursuant to, any debenture, note or other evidence of indebtedness or any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which EAHC is a party nor will such action result in the material violation by EAHC of any of the provisions of its articles of incorporation or bylaws or any law, order, rule, regulation, writ, injunction, decree of any government, governmental instrumentality or court, domestic or foreign, except where such violation will not have a material adverse effect on the financial condition of EAHC.

(e)

The number of authorized shares of common stock is 300,000,000, of which 45,073,750 shares are issued and outstanding. All of the shares of common stock outstanding have been duly authorized, validly issued and are fully paid and non-assessable.

(f)

The common stock and Preferred Stock to be issued pursuant to this Agreement shall have been duly authorized by the Board of Directors and upon issuance, shall be duly authorized, validly issued and fully paid and non-assessable.

(g)

EAHC is not a party to or bound by any instrument, agreement or other arrangement providing for it to issue any capital stock, rights, warrants, options or other securities, except for this Agreement. Upon the issuance and delivery pursuant to the terms hereof of the Common Stock, MMP will acquire good and marketable title to such securities free and clear of any lien, charge, claim, encumbrance, pledge, security interest, defect or other restriction of any kind whatsoever other than restrictions as may be imposed under the securities laws.

(h)

EAHC has good and marketable title to all of its properties and assets as owned by it, free and clear of all liens, charges, encumbrances or restrictions.

(i)

There has been no material adverse change or material development involving a prospective adverse change in the condition, financial or otherwise, or in the prospects, value, operation, properties, business or results of operations of EAHC whether or not arising in the ordinary course of business.

(j)

To the knowledge of EAHC, there is no pending or threatened, action, suit or proceeding to which EAHC is a party before or by any court or governmental agency of body.

(k)

EAHC has properly prepared and filed all necessary federal, state, local and foreign income and franchise tax returns, has paid all taxes shown as due thereon, has established adequate reserves for such taxes which are not yet due and payable, and does not have any tax deficiency or claims outstanding, proposed or assessed against it.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES
OF MMP

Section 7.1

Representations and Warranties of MMP and the Members represent and warrant to EAHC:

(a)

All of the issued and outstanding membership interests of MMP are free and clear of all claims, liens or encumbrances. The Members are the lawful owners of their respective membership interests. As of the date hereof, a total of 9 membership interests are issued and outstanding.

(b)

MMP has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation, with full corporate power and authority to own its properties and conduct its business and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which the nature of its business or the character or location of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties or operations of MMP and its subsidiaries as a whole.

(c)

MMP has full legal right, power and authority to enter into this Agreement, and to consummate the transactions provided for herein, and this Agreement, when executed by MMP, will constitute a valid and binding agreement, enforceable in accordance with its terms (except as enforceability thereof may be limited by bankruptcy or other similar laws affecting the rights of creditors generally or by general equitable principles and except as the enforcement of indemnification provisions may be limited by federal or state securities laws).

(d)

MMP is not in violation of its articles of incorporation or bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which MMP is a party or by which it may be bound or is not in violation of any law, order, rule, regulation, writ, injunction or decree of any governmental instrumentality or court, domestic or foreign.

(e)

The execution and delivery of this Agreement and the consummation of the transactions contemplated therein will not conflict with, or result in a material breach of any of the terms, conditions or provisions of, or constitute a material default under, or result in the imposition of any material lien, charge or encumbrance upon any of the property or assets of MMP pursuant to, any debenture, note or other evidence of indebtedness or any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which MMP is a party nor will such action result in the material violation by MMP of any of the provisions of its articles of incorporation or bylaws or any law, order, rule, regulation, writ, injunction, decree of any government, governmental instrumentality or court, domestic or foreign, except where such violation will not have a material adverse effect on the financial condition of MMP.

(f)

There has been no material adverse change or material development involving a prospective adverse change in the condition, financial or otherwise, or in the prospects, value, operation, properties, business or results of operations of MMP whether or not arising in the ordinary course of business.

(g)

To the knowledge of MMP, there is no pending or threatened, action, suit or proceeding to which MMP is a party before or by any court or governmental agency of body.

(h)

MMP has properly prepared and filed all necessary federal, state, local and foreign income and franchise tax returns, has paid all taxes shown as due thereon, has established adequate reserves for such taxes which are not yet due and payable, and does not have any tax deficiency or claims outstanding, proposed or assessed against it.

(i)

The minute books of MMP have been made available to EAHC and contain a complete summary of all meetings and actions of the directors and stockholders of MMP, since the time of its incorporation and reflect all transactions referred to in such minutes accurately in all respects.

ARTICLE VIII.
INDEMNIFICATION.

Section 8

(a)

EAHC agrees to indemnify and hold harmless MMP, the Members, and MMP’s officers, directors, employees, accountants, attorneys and agents against any and  all losses, claims, expenses, damages or liabilities, joint or several, to which they or any of them may become subject (including the costs of any investigation and all reasonable attorneys' fees and costs) or incurred by them, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding, whether or not resulting in any liability, arising out of or in connection with the services rendered by EAHC or any transactions in connection with this Agreement; provided, however, that the indemnification contained in this Section 8(a) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of gross negligence, willful misconduct or fraud of MMP and the Members, or a material breach of their representations and warranties hereunder.

(b)

MMP and the Members agree to indemnify and hold harmless EAHC and its officers, directors, employees, accountants, attorneys and agents against any and all losses, claims, expenses, damages or liabilities, joint or several, to which they or any of them may become subject (including the costs of any investigation and all reasonable attorneys’ fees and costs) or incurred by them, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceedings, whether or not resulting in any liability, arising out of gross negligence, willful misconduct or fraud of  MMP and the Members; provided, however, that the indemnification contained in this Section 8(b) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of the gross negligence, willful misconduct or fraud of EAHC, or a material breach of EAHC’s representations and warranties hereunder.

ARTICLE IX.
MISCELLANEOUS

Section 9.1

Common Stock and Preferred Stock for Investment.  MMP, the Members and DEBT HOLDERS acknowledge that the common stock and Preferred Stock are “restricted securities” as defined by the SEC and may only be sold pursuant to an exemption from the registration provisions of the Securities Act of 1933 or pursuant to a registration statement. A legend will be affixed to the share certificates evidencing that the shares are restricted.

Section 9.2

Representations, Warranties and Agreements to Survive.  The respective indemnities, agreements, representations, warranties and other statements of EAHC, MMP and the Members set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of EAHC and MMP or any of their respective officers or directors.

Section 9.3

Notices.  All communications hereunder will be in writing and, except as otherwise expressly provided herein, sent by overnight mail, to EAHC at: 2929 East Commercial Blvd., PH-D, Ft Lauderdale, Florida 33308 and to MMP and the Members at 2929 East Commercial Blvd., PH-D, Ft Lauderdale, Florida 33308, and to

Amalfi Coast Capital

2658 Del Mar Heights Road #223
Del Mar, CA 92014

Harrison Holdings LLC

102 NE 2nd Street

Unit 315

Boca Raton, FL 33432

LESTER AND ROSS LTD

2711 CENTERVILLE RD STE 400

WILMINGTON, DE 19808

Section 9.4

Parties in Interest.  This Agreement is made solely for the benefit of MMP, the Members, the DEBT HOLDERS and EAHC, and their respective controlling persons, directors and officers, and their respective successors, assigns, executors and administrators. No other person shall acquire or have any right under or by virtue of this Agreement.

Section 9.5

Headings.  The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

Section 9.6

Applicable Law; Venue and Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflict of law principles. Any action arising out of this agreement shall be brought exclusively in a court of competent jurisdiction located in Broward County, Florida, and the parties hereby irrevocably submit to the personal jurisdiction of such courts, and waive any objection they now or hereafter may have to the laying of venue in such courts.

Section 9.7

Integration.  This Agreement constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

Section 9.8

Counterparts.  This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

Section 9.9

Authority.  This Agreement has been duly authorized, executed and delivered by and on behalf of EAHC and MMP.

(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

Sports Media Entertainment Corp

By:	/s/ Timothy Hart
Timothy Hart, Interim CEO, CFO and sole director

Multimedia Platforms, LLC

Brian Neal - Title: Managing Member representing 57.78%

By:	/s/ Brian Neal
1164 LLC - Brian Neal - Title: Managing Member representing 57.78%

Debt Holders

By:	/s/ John Marino JR
Harrison Holdings LLC – John Marino JR

By:	/s/ Kelly Flowers
Amalfi Coast Capital Kelly Flowers, President

Accounts Payable Indemnification Party (see Section 2.2)

By:	/s/ Neil Donahue
LESTER AND ROSS LTD - Neil Donahue

Exhibit 3.1. Holders of newly issued EAHC Common Stock and Series A Preferred Stock

The following shall be the holders of newly issued EAHC Common Stock:

Name Of Shareholder	Number of Shares

TBG Holdings Corporation	3,129,761
Neil Swartz	5,572,022
Timothy Hart	5,572,022
Laurence I Coe	687,500
John Marino Jr	687,500
Existing MMP shareholders	3,600,000
Investors	1,012,027
MMP Employees	1,060,000
Total *

The following shall be the holders of newly issued EAHC Series A Preferred Stock:

Name Of Shareholder	Number of Shares
1164 Enterprises LLC	34,390,199

Total	34,390,199

*Note: newly issued Common shares are being issued post-reverse split.

Exhibit 3.2. Holders of Series B Preferred Stock

Shareholder Name	Number of Shares
Amalfi Coast Capital	1,435,598
Harrison Holdings LLC	2,564,402
Total	4,000,000

Exhibit 3.3. Certificate of Designation of Series A Preferred Stock. [please attached the whole designation]

Exhibit 3.4. Certificate of Designation of Series B Preferred Stock. [please attached the whole designation]